Exhibit 23.1

CONSENT OF E. PHILLIP BAILEY, CPA

We consent to the incorporation by reference of VuBotics, Inc. (the “Company”) of our report dated June 12, 2007 relating to the consolidated financial statements of the Company included in the Annual Report (Form 10-KSB) of the Company for the fiscal year ended December 31, 2006, including the consolidated balance sheet of Vubotics, Inc. and its subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2005.

/s/ E. PHILLIP BAILEY, CPA